UNITED STATES SENATE TAKES ACTION ON COAL TO LIQUIDS AMENDMENTS

JUNE 21, 2007 - WASHINGTON, DC

SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

Tuesday, June 19, the United States Senate voted on two separate Coal-to-Liquid amendments to the Senate version of the Clean Energy Act of 2007. The amendments were offered by Senator Jim Bunning (R-KY) and Senator Jon Tester (D-MT).

The Bunning amendment was designed to reduce our Nation's dependency on foreign oil by investing in clean, renewable, and alternative energy resources, promoting new emerging energy technologies, developing greater efficiency, and creating a Strategic Energy Efficiency and Renewables Reserve to invest in alternative energy. Likewise, the Tester amendment supported coal-to-liquid technology and also addressed America's dependency on foreign oil by investing in clean, renewable, and alternative energy resources, promoting new emerging energy technologies, developing greater efficiency, and creating a Strategic Energy Efficiency and Renewables Reserve to invest in alternative energy.

The two amendments failed to pass the Senate by a vote of 39 to 55 and 33 to 61 respectively. "On the surface, this may seem like a blow to the coal-to-liquids technology and industry," commented Silverado Green Fuel Inc. CEO Garry L. Anselmo. "While we would have preferred the Senate to deal with the issue during the debate on the Clean Energy Act of 2007, our Capitol Hill sources have told us that the leadership in both the Senate and House do not want to bring up the coal-to-liquids issue as an attachment to the legislation. Several Congressmen and Senators have assured the American public that the issue of coal-to-liquids will be brought up as a separate issue and receive the full and fair debate it deserves."

As an assurance to those supporters of the Low-Rank Coal-Water Fuel project, Anselmo continued, "We are actually encouraged by the two votes that took place in the Senate yesterday. First, if you look carefully at which Senators voted for or against each amendment, you will see that overall, a healthy majority (69 Senators) cast their vote FOR one or the other amendments. That means that 69 out of 100 members of the

United States Senate actually voted in favor of the coal-to-liquids technology! The second encouraging fact is that the Hydrothermal Treatment process we use on sub-bituminous coal and lignite is different than the processes used on bituminous coal. Our process does not require the tremendous capital investment needed for the gasification process, the Shift-gas reaction, and the Fischer-Tropsch reactions. Hydrothermal Treatment is a much simpler and less capital intensive process to create a non-hazardous, environmentally friendly oil substitute for use in oil fired systems. It converts a dusty, solid fuel that is prone to spontaneous combustion into a safe, non-hazardous, low-cost liquid fuel for commercial, industrial, and utility boilers. It is a very suitable feedstock for gasification using General Electric technology to produce synthesis gas, the start point for the Fischer Tropsch production of clean burning synthetic transportation fuel. We continue to work with both Congress and the Federal Agencies as we move forward with our Mississippi LRCWF project. We are involved in ongoing meetings with the Mississippi architects and engineers as well as the political interests who have been supporting this project."

In a related development, a recent 3rd party article published by Small Cap Media contained some inaccuracies regarding the current status of the Mississippi Green Fuel Project. "Unfortunately, statements were made that indicated we had already received government funding and other forward-looking comments were also made," said Mr. Anselmo. He continued, "A corrected version of the article has been released and is now available on our website. ( http://www.silveradogreenfuel.com/smallcapmedia/greenfuel.pdf ) We apologize for any miscommunication and continue to move forward with the project in Mississippi. We also are looking toward beginning construction of the new facility in Mississippi."

Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. For more information about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com and the parent public corporation, http://www.silverado.com.

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